Exhibit 99.1

@coherent                                                                                                                                        PRESS RELEASE

Editorial Contact:	For Release:
Leen Simonet	IMMEDIATE
(408) 764-4161	November 5, 2008
No. 1177

Coherent, Inc. Reports Fourth Fiscal Quarter Results

SANTA CLARA, CA, November 5, 2008 — Coherent, Inc. (Nasdaq: COHR) today announced financial results for its fourth fiscal quarter ended September 27, 2008, posting net sales of $142.0 million and net income, on a U.S. generally accepted accounting principles (GAAP) basis, of $4.1 million, or $0.17 per diluted share, compared to net sales of $158.9 million and a net loss of $1.3 million, or $(0.04) per diluted share, for the fourth quarter of fiscal 2007.

Net income for the fourth quarter of fiscal 2008 included an after tax charge of $0.2 million related to litigation resulting from our internal stock option investigation ($0.01 per diluted share), after tax stock-related compensation expense of $1.3 million ($0.05 per diluted share) and restructuring expense of $2.6 million, net of tax ($0.11 per diluted share). Excluding these charges, non-GAAP net income was $8.2 million or $0.34 per diluted share. Net income for the fourth quarter of fiscal 2007 included an after tax charge of $1.7 million ($0.05 per diluted share) of internal stock option investigation costs, after tax stock-related compensation expense of $0.9 million ($0.03 per diluted share), $12.6 million, net of tax, of capital loss on the sale of our Auburn facility ($0.40 per diluted share), the write-off of unamortized costs related to our previous debt issuance of $2.6 million, net of tax ($0.08 per diluted share), a capital gain of $3.6 million, net of tax, on the sale of our Condensa facility ($0.11 per diluted share) and $0.7 million of gain, net of tax, related to the sale of substantially all of the assets of CIOL  ($0.02 per diluted share). Excluding these charges and credits, non-GAAP net income for the fourth quarter of fiscal 2007 was $12.2 million or $0.39 per diluted share.

Net sales for the third quarter of fiscal 2008 were $157.0 million and net income, on a GAAP basis, was $8.4 million ($0.35 per diluted share).  Net income for the third quarter of fiscal 2008 included an after tax charge of $0.9 million related to litigation resulting from our internal stock option investigation ($0.04 per diluted share), after tax stock-related compensation expense of $2.0 million ($0.08 per diluted share) and restructuring expense of $1.4 million, net of tax ($0.06 per diluted share). Excluding these charges, non-GAAP net income for the third quarter of fiscal 2008 was $12.7 million or $0.53 per diluted share.

Orders received during the three months ended September 27, 2008 of $141.5 million decreased 13.6% from the same prior year period and decreased by 5.1% compared to orders received in the immediately preceding quarter.  The book-to-bill ratio was 1.0, resulting in backlog of $183.5 million at September 27, 2008 compared to a backlog of $188.6 million at June 28, 2008 and a backlog of $188.4 million at September 29, 2007.

For the fiscal year ended September 27, 2008, Coherent posted net sales of $599.3 million and net income of $23.4 million ($0.83 per diluted share) compared to the prior year sales of $601.2 million and net income of $16.0 million ($0.50 per diluted share).  Orders received for the fiscal year ended September 27, 2008 were $594.0 million, compared to $591.0 million in orders received for the fiscal year ended September 29, 2007.

“An unprecedented set of macroeconomic events led to a disappointing fourth quarter, especially within the microelectronics segment.  While there will be ample debate over the timing of a market recovery, we have taken a number of actions to help Coherent weather and emerge from the current environment with a strong product portfolio, income statement and balance sheet.  In particular, we continue to drive operational efficiency through our footprint strategy and recent workforce reductions, which are very prudent given uncertain market conditions.  We are also pursuing market share gains through the introduction of highly differentiated products, such as the Chameleon™ Vision™.  Launched in August 2008, the Vision™ delivers unrivaled performance for biological imaging in a compact, user friendly package,” said John Ambroseo, Coherent’s President and CEO.

At September 27, 2008, Coherent’s cash, cash equivalents and short term investments totaled $218.1 million, representing a decrease of $143.7 million compared to September 29, 2007. The decrease includes the use of approximately $228 million for the repurchase of Coherent common stock under the previously announced tender offer ended March 19, 2008.

“We remain fully committed to expanding EBITDA as evidenced by our recent announcement regarding the consolidation of our Munich facility into our Göttingen site. Coupled with our planned exit from our Auburn, California facility, the annual benefits from these two footprint moves will be $8-10 million with the full run-rate savings beginning in July 2009. While these are key elements to EBITDA expansion, revenue and mix are equally important. Based upon current market conditions, it will be difficult to achieve the revenue and product mix assumptions in the original EBITDA plan. Accordingly, the shape of an economic recovery will be the ultimate arbiter of our EBITDA performance exiting fiscal 2010,” Ambroseo said.

Summarized statement of operations information is as follows (unaudited, in thousands except per share data):

	Three Months Ended			Twelve Months Ended
	Sept. 27,	June 28,	Sept. 29,	Sept. 27,	Sept. 29,
	2008	2008	2007	2008	2007

Net sales	$142,000	$157,024	$158,920	$599,262	$601,153
Cost of sales (A) (B)	86,971	87,765	92,494	347,356	351,145
Gross profit	55,029	69,259	66,426	251,906	250,008
Operating expenses:
Research & development (A) (B)	17,464	19,076	18,047	74,287	74,590
In-process research and development	—	—	—	—	2,200
Selling, general & administrative (A) (B) (C)	30,694	39,480	43,979	146,376	153,697
Restructuring, impairment and other charges	—	—	—	—	248
Intangibles amortization	2,051	2,165	2,174	8,651	8,152
Total operating expenses	50,209	60,721	64,200	229,314	238,887
Income from operations	4,820	8,538	2,226	22,592	11,121
Other income, net	1,772	2,779	1,415	14,695	17,802
Income before income taxes	6,592	11,317	3,641	37,287	28,923
Provision for income taxes(D)	2,445	2,915	4,967	13,884	12,972
Net income (loss)	$4,147	$8,402	(1,326)	$23,403	$15,951

Net income (loss) per share:
Basic	$0.18	$0.36	$(0.04)	$0.85	$0.51
Diluted	$0.17	$0.35	$(0.04)	$0.83	$0.50

Shares used in computation:
Basic	23,696	23,514	31,417	27,505	31,398
Diluted	24,372	24,110	31,417	28,054	32,024

(A)       The quarter ended September 27, 2008 includes $1,952 ($1,308 net of tax ($0.05 per diluted share)) of stock-related compensation expense.   Pretax stock-related compensation expense is recorded in the statement lines as follows: $264 to cost of sales; $282 to research and development; and $1,406 to selling, general and administrative. The quarter ended June 28, 2008 includes $3,320 ($2,031 net of tax ($0.08 per diluted share)) of stock-related compensation expense.   Pretax stock-related compensation expense is recorded in the statement lines as follows: $484 to cost of sales; $561 to research and development; and $2,275 to selling, general and administrative. The quarter ended September 29, 2007 includes $1,090 ($938 net of tax ($0.03 per diluted share)) of stock-related compensation expense.   Pretax stock-related compensation expense is recorded in the statement lines as follows: $300 to cost of sales; $192 to research and development; and $598 to selling, general and administrative. The fiscal year ended September 27, 2008 includes $12,925 ($9,006 net of tax ($0.32 per diluted share)) of stock-related compensation expense.   Pretax stock-related compensation expense is recorded in the statement lines as follows: $1,893 to cost of sales; $1,970 to research and development; and $9,062 to selling, general and administrative.  The fiscal year ended September 29, 2007 includes $10,374 ($7,170 net of tax ($0.22 per diluted share)) of stock-related compensation expense.   Pretax stock-related compensation expense is recorded in the statement lines as follows: $1,809 to cost of sales; $1,899 to research and development; and $6,666 to selling, general and administrative.

(B)       The quarter ended September 27, 2008 includes $3,602 ($2,566 net of tax ($0.11 per diluted share)) of restructuring costs primarily related to the exit of our Auburn, California facility, the consolidation of our German DPSS manufacturing into one location in Germany and headcount reductions due to the evolving economic situation.  Pretax restructuring costs are recorded in the statement lines as follows: $2,662 to cost of sales; $406 to research and development; and $534 to selling, general and administrative.  The quarter ended June 28, 2008 includes $2,202 ($1,374 net of tax ($0.06 per diluted share)) of restructuring costs primarily related to the exit of our Auburn, California facility.  Pretax restructuring costs are recorded in the statement lines as follows: $1,328 to cost of sales; $273 to research and development; and $601 to selling, general and administrative.  The fiscal year ended September 27, 2008 includes $5,804 ($3,940 net of tax ($0.14 per diluted share)) of restructuring costs primarily related to the exit of our Auburn, California facility, the consolidation of our German DPSS manufacturing into one location in Germany and headcount reductions due to the evolving economic situation.  Pretax restructuring costs are recorded in the statement lines as follows: $3,990 to cost of sales; $679 to research and development; and $1,135 to selling, general and administrative.

(C)       The quarter ended September 27, 2008 includes $302 ($184 net of tax ($0.01 per diluted share)) of costs related to litigation resulting from our internal stock option investigation. The quarter ended June 28, 2008 includes $1,533 ($935 net of tax ($0.04 per diluted share)) of costs related to litigation resulting from our internal stock option investigation.  The quarter ended September 29, 2007 includes $2,748 ($1,677 net of tax ($0.05 per diluted share)) of costs related to our internal stock option investigation and related litigation.  The fiscal year ended September 27, 2008 includes $9,089 ($5,496 net of tax ($0.20 per diluted share)) of costs related to our restatement of financial statements and litigation resulting from our internal stock option investigation.  The fiscal year ended September 29, 2007 includes $11,694 ($7,045 net of tax ($0.22 per diluted share)) of costs related to our internal stock option investigation.

(D)       During the fiscal year ended September 27, 2008, the Company incurred a tax charge of $1,394 ($0.05 per diluted share) in connection with a dividend from one of our European subsidiaries. Fiscal year ended September 29, 2007 includes a tax benefit of $2,147 ($0.07 per diluted share) due to reinstatement of the research and development tax credit.

Summarized balance sheet information is as follows (unaudited, in thousands):

	Sept. 27, 2008	Sept. 29, 2007
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$218,094	$361,823
Restricted cash(A)	2,645	2,460
Accounts receivable, net	96,611	102,314
Inventories	120,519	112,893
Prepaid expenses and other assets	71,914	86,088
Total current assets	509, 783	665,578
Property and equipment, net	100,996	104,305
Other assets	195,604	177,717
Total assets	$806,383	$947,600

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term obligations	$9	$9
Accounts payable	26,333	27,849
Other current liabilities	86,985	100,887
Total current liabilities	113,327	128,745
Other long-term liabilities	94,621	47,869
Total stockholders’ equity	598,435	770,986
Total liabilities and stockholders’ equity	$806,383	$947,600

(A)       Represents cash for remaining close out costs associated with our purchase of the remaining outstanding shares of Lambda Physik AG.

Reconciliation of GAAP to Non-GAAP net income (loss) (unaudited, in thousands, net of tax):

	Three Months Ended			Year Ended
	Sept. 27, 2008	June 28, 2008	Sept. 29, 2007	Sept. 27, 2008	Sept. 29, 2007
GAAP net income (loss)	$4,147	$8,402	$(1,326)	$23,403	$15,951
Stock option investigation and related restatement of financial statements, and litigation expenses	184	935	1,677	5,496	7,045
Stock-related compensation expense	1,308	2,031	938	9,006	7,170
Capital gain on sale of Condensa facility	—	—	(3,566)	—	(3,566)
Capital loss on sale of Auburn campus	—	—	12,569	—	12,569
Write-off of unamortized capitalized deferred bond issuance costs	—	—	2,614	—	2,614
In-process research and development	—	—	—	—	2,200
Restructuring costs	2,566	1,374	—	3,940	—
Gain on sale of substantially all assets of CIOL	—	—	(681)	—	(681)
One-time tax expense (benefit)	—	—	—	1,394	(2,147)
Non-GAAP net income	$8,205	$12,742	$12,225	$43,239	$41,155

Non-GAAP net income per diluted share	$0.34	$0.53	$0.39	$1.54	$1.29

The Company’s conference call scheduled for 1:30 p.m. PT today will include discussions relative to the current quarter results and some comments regarding forward looking guidance on future operating performance. Readers are encouraged to refer to the risk disclosures described in the Company’s reports on Forms 10-K, 10-Q and 8-K, as applicable and as filed from time-to-time by the Company.

Forward-Looking Statements

This press release contains forward-looking statements, as defined under the Federal securities laws.  These forward-looking statements include the statements in this press release that relate to our ability to weather and emerge from the current environment with a strong product portfolio, our ability to drive operational efficiency, our ability to introduce highly differentiated products, the amount and timing of savings from our footprint moves, and any future market share gains.   These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.  Factors that could cause actual results to differ materially include risks and uncertainties, including but not limited to risks associated with quarterly and annual fluctuations in our net sales and operating results, our exposure to risks associated with worldwide economic slowdowns, our ability to increase our sales volumes and decrease our costs, the impact that our operations and potential acquisitions will have on interest, taxes, depreciation and amortization measurements, changes to the Company’s tax rate as a result of government action, customer acceptance and adoption of our new product offerings, our ability to successfully achieve the benefits from the outsourcing of our optics manufacturing, and other risks identified in the Company’s SEC filings.  Readers are encouraged to refer to the risk disclosures described in the Company’s reports on Forms 10-K, 10-Q and 8-K, as applicable and as filed from time-to-time by the Company.  Actual results, events and performance may differ materially from those presented herein.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Founded in 1966, Coherent, Inc. is a world leader in providing photonics based solutions to the commercial and scientific research markets and part of the Russell 2000. Please direct any questions to Leen Simonet, Chief Financial Officer at 408-764-4161. For more information about Coherent, visit the Company’s Web site at http://www.coherent.com/ for product and financial updates.

5100 Patrick Henry Dr. • P. O. Box 54980, Santa Clara, California  95056–0980 • Telephone (408) 764-4000